Exhibit 99.1

Vyyo Reports Fourth Quarter and Annual 2004 Results

~ Building Momentum with Cable Operators ~

PALO ALTO, Calif., Feb.9 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband end-to-end solutions for telephony and high-speed data connections, today reported financial results for the fourth quarter ended December 31, 2004.

For the fourth quarter of 2004, Vyyo reported sales of $0.6 million, compared to $1.7 million in the fourth quarter of 2003. Loss for the fourth quarter of 2004 was $8.5 million or $0.57 per share, compared to a loss of $3.8 million, or $0.29 per share, in the fourth quarter of 2003. Loss from continuing operations for the fourth quarter of 2004 was $8.6 million, or $0.57 per share, compared to $4.0 million, or $0.31 per share, in the fourth quarter of 2003. As of December 31, 2004, Vyyo had cash, cash equivalents and short-term investments of $42.2 million.

For the 12 months ended December 31, 2004, sales were $6.1 million, compared to $6.1 million reported for the same period of 2003. Loss for the 12 months ended December 31, 2004 was $21.1 million, including a charge of $1.4 million from the acquisition of research and development in process and a third quarter $1.2 million payment to an employee of Vyyo’s subsidiary, Xtend Networks Ltd., pursuant to the Xtend acquisition agreement, or $1.51 per share. This compared to a loss of $15.7 million, or $1.24 per share, for the same period of 2003. Loss from continuing operations for the 12 months ended December 31, 2004 was $21.2 million, including a charge of $1.4 million from the acquisition of research and development in process and the $1.2 million payment to the Xtend employee, or $1.52 per share, compared to a loss from continuing operations of $9.1 million, or $0.72 per share, for the same period of 2003.

“Within the quarter we observed an increased level of interest in technology alternatives that economically maximize the last-mile capacity of cable operators’ HFC networks. This interest was demonstrated by our reaching our first milestone achievement in our cable strategy — a commercial purchase order for our Xtend T-1 over HFC solution from a top 5 cable operator,” stated Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. “Our Xtend solutions, which enable voice-grade T-1 service and bandwidth expansion from the existing 860 MHz to 3 GHz, allow the cable industry to enhance their networks gracefully without requiring a network upgrade.”

Investor Conference Call

The company will host an investor conference call to discuss the fourth quarter results on Wednesday, February 9, 2005 at 1:30 pm Pacific Time, after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial 303.262.2137 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. A webcast will be broadcast live and archived on Vyyo’s web site, www.vyyo.com. A telephone replay will be available through February 12, 2005 by dialing 303.590.3000 and entering access code 11023365.

About Vyyo Inc.

Vyyo offers broadband end-to-end solutions used by cable and wireless operators to deliver telephony (T1/E1) and high-speed data connections to business and residential subscribers. The technology uses a modified version of the cable industry standard DOCSIS architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in North America, China, Southeast Asia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

About Xtend Networks a Vyyo Company

Xtend provides cost-efficient, innovative solutions that expand the existing bandwidth of hybrid fiber coax networks up to 3 GHz without affecting traditional residential services. Xtend’s RF technology works in parallel with existing infrastructure to significantly increase upstream and downstream capacity, enabling cable system operators to deploy DOCSIS(R)-based symmetrical T-1 commercial services, HDTV and other bandwidth intensive products. Xtend Networks is a Vyyo company. For more information, please visit www.xtendnetworks.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the potential for Xtend’s systems to enable (1) voice-grade T-1 service and bandwidth expansion from the existing 860 MHz to 3 GHz; and (2) the cable industry to enhance their networks without a network upgrade, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Xtend will be able to move from the development stage to deployment and establish commercial relationships with the cable system operators; whether the cable industry will be willing and able to substantially increase the available bandwidth on their networks and do so using Xtend’s alternative technology solution; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2003, its quarterly report on Form 10-Q for the three months ended September 30, 2004, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Contacts:

Investor Relations

Walt Ungerer

Vice President, Corporate Communications

Vyyo, Inc.

650.319.4029

ir@vyyo.com

www.vyyo.com

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per share data

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2003
Revenues	$570	$1,705	$6,094	$6,060
Cost of revenues:
Cost of products sold*	828	749	4,038	1,986
Amortization of existing technology	97		194

Gross (loss) profit	(355)	956	1,862	4,074

Operating expenses (income):
Research and development	2,564	1,532	6,934	4,365
Acquisition of research and development in process			1,402
Selling and marketing	2,259	1,175	8,065	4,052
General and administrative, net	2,195	1,456	6,257	5,082
Amortization of intangible assets	426		851
Restructuring adjustments	813	1,139	21	1,115

Total operating expenses	8,257	5,302	23,530	14,614
Operating loss	(8,612)	(4,346)	(21,668)	(10,540)
Interest income, net	34	321	508	1,439

Loss from continuing operations	(8,578)	(4,025)	(21,160)	(9,101)
Discontinued operations	56	275	67	(6,640)

Loss for the period	$(8,522)	$(3,750)	$(21,093)	$(15,741)

Loss per common share
Basic and diluted
Continuing operations	$(0.57)	$(0.31)	$(1.52)	$(0.72)
Discontinued operations	0.00	0.02	0.01	(0.52)

	$(0.57)	$(0.29)	$(1.51)	$(1.24)

Number of shares used in per share computation	14,950	12,722	13,979	12,737

*	During the year 2001, the Company recorded a write-down of excess inventory and purchase commitments of $8.45 million. The write-down was charged to the cost of revenues. In the three months ending December 31, 2004 and December 31, 2003, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $0 and $243,000, respectively. In the year ending December 31, 2004 and December 31, 2003, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $435,000 and $1,663,000, respectively.

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	December 31, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents and short-term investments	$42,212	$57,791
Accounts receivable, net	1,037	1,416
Inventories	3,299	1,192
Other	777	551

Total Current Assets	47,325	60,950

Property and Equipment, net	1,252	855
Employee rights upon retirement funded	792	601
Intangible Assets	6,802

Total Assets	$56,171	$62,406

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,934	$1,069
Accrued liabilities	7,545	5,294

Total Current Liabilities	9,479	6,363

Liability for employee rights upon retirement	1,453	1,093

Total Stockholders’ Equity	45,239	54,950

Total liabilities and stockholders’ equity	$56,171	$62,406